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                                                                   EXHIBIT 10.17



                                                                          , 1999
                                                             Bothell, Washington



                          FULL RECOURSE PROMISSORY NOTE


        FOR VALUE RECEIVED, receipt of which the undersigned hereby acknowledges, the undersigned, _________________ ("MAKER"), hereby promises to pay to VIXEL CORPORATION (the "COMPANY"), the principal sum of _____________ __________________________________ dollars ($_________), plus interest at the rate of five and three quarters percent (5.75%) per annum from the date hereof until the full amount of principal and interest is paid in full in lawful money of the United States of America. Interest shall be payable annually.

        The entire amount of unpaid principal of this Note, plus all accrued interest, shall be due and payable on the earlier of (i) six (6) months after termination or cessation of Maker's employment with or services to the Company, or (ii) ________, 2003.

        This Note is delivered in connection with Maker's purchase of ___ _____________________________ (_________) shares of Common Stock of the Company
(the "SHARES") pursuant to that certain Early Exercise Stock Purchase Agreement by and between Maker and the Company of even date herewith (the "PURCHASE AGREEMENT"). This Note is full recourse.

        All installments of principal and accrued interest shall be accelerated and come due six (6) months after the date of termination of Maker's employment with the Company. In addition, upon the sale, pledge or other transfer by Maker of any of the Shares purchased by Maker pursuant to the Purchase Agreement, all accrued interest and a portion of the principal amount hereof shall thereupon become immediately due and payable, such that the remaining principal amount not then due shall be equal to the product of $2.05 times the number of Shares remaining owned by Maker following that sale, pledge or other transfer.

        Amounts, if any, owed to Maker by the Company may be offset against accrued interest and principal hereunder. In addition, at the election of either Maker or the Company, unpaid accrued salary or other bonuses owed to Maker by the Company may be offset against accrued interest and principal hereunder; provided, however, that the Company may only make such election if, when and to the extent that (a) Maker demands payment of the accrued salary or (b) amounts are due and payable hereunder.

        All payments and offsets shall be credited first against accrued interest to the date of the payment and thereafter to reduce the outstanding principal amount hereof.



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        Maker reserves the right to prepay the sums due hereunder in whole or in part without premium or penalty. Maker hereby waives demand, protest, presentment and notice of non-payment, and shall pay reasonable costs and expenses, including attorneys' fees, incurred by Company in connection with the collection or enforcement of the indebtedness represented hereby.



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